SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2016

CYTRX CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-15327 (Commission File Number)	58-1642740 (I.R.S. Employer Identification No.)
11726 San Vicente Boulevard, Suite 650 Los Angeles, California (Address of Principal Executive Offices)	90049 (Zip Code)

(310) 826-5648
(Registrant's Telephone Number, Including Area Code)

______________________________

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01: Entry Into a Material Definitive Agreement.

Employment Agreement with Olivia C. Ware
On January 8, 2016, we entered into an employment agreement with Olivia S. Ware under which Ms. Ware will serve as our Chief Commercial Officer through December 31, 2016.  Under her employment agreement, which is effective January 11, 2016, Ms. Ware is entitled to a base annual salary of $400,000.  Ms. Ware also is entitled to receive a minimum annual bonus of $150,000, which bonus may be increased (but not decreased) up to $300,000 as determined by us in our sole discretion.
The employment agreement provides that we may terminate Ms. Ware's employment with or without "cause" (as defined).  In the event we terminate Ms. Ware's employment without "cause" (as defined in her employment agreement), we agree to pay her a lump-sum severance amount equal to six months' base annual salary under her employment agreement and continued participation by Ms. Ware and her dependents during this six-month period, at our cost and expense, in any employer-sponsored group benefit plans in which she was participating as of the date of termination. If such termination without cause follows a "change in control" (as defined in her employment agreement), we also will provide Ms. Ware 12 months' base annual salary and her and her dependents during this same 12-month period following such termination with continued participation, at our cost and expense, in any employer-sponsored group benefit plans in which she was participating as of the date of termination.
We also agree in Ms. Ware's employment agreement that if we do not offer to renew or extend the employment agreement we will continue to pay Ms. Ware's annual salary thereunder during the period commencing on termination of her employment and ending on June 30, 2017 or the date she is employed by another employer, whichever is earlier.
The foregoing description of Ms. Ware's employment agreement does not purport to be a complete descriptions of the terms and conditions therein. The full text of the agreement will be filed as an exhibit to our Annual Report on Form 10-K for the year ending December 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTRX CORPORATION

Date: January 11, 2016	By:	/s/ JOHN Y. CALOZ
John Y. Caloz
Chief Financial Officer

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